Exhibit 5.1

July 2, 2021

Aveanna Healthcare Holdings Inc.

400 Interstate North Parkway SE

Atlanta, Georgia 30339

Re:	Registration Statement on Form S-8

Ladies and Gentlemen,

On or about the date hereof, Aveanna Healthcare Holdings Inc., a Delaware corporation (the “Company”), transmitted for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of up to an aggregate of 31,213,874 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), under the Amended and Restated Aveanna Healthcare Holdings Inc. 2017 Stock Incentive Plan (the “2017 Plan”) and the Aveanna Healthcare Holdings Inc. 2021 Stock Incentive Plan (the “2021 Plan” and, together with the 2017 Plan, the “Plans”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Company’s Second Amended and Restated Certificate of Incorporation and Bylaws, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Plans; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination and assuming that (i) the Company reserves for issuance under the Plans an adequate number of authorized and unissued shares of Common Stock and (ii) the consideration, if any, required to be paid in connection with the issuance and sale of shares of Common Stock under the Plans is actually received by the Company as provided in the applicable Plan, we are of the opinion that the shares of Common Stock issued under the Plans will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions expressed herein are specifically limited to the laws of the State of Delaware and the federal laws of the United States of America and are as of the date hereof. We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Sincerely,

By:	/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP